Exhibit 99.1

Sorrento Awarded Grant from the National Institutes of Health for the Development of a Small Molecule Myc Inhibitor

San Diego, CA – July 21, 2014 – Sorrento Therapeutics, Inc. (NASDAQ: SRNE; Sorrento), a late-stage clinical oncology company developing new treatments for cancer and its associated pain, today announced that it has received non-dilutive funding for the preclinical development of a small molecule inhibitor targeting the important oncogenic transcription factor Myc.

The Myc protein has also been recognized as an important determinant of cancer metabolism and protein synthesis. It is involved as a dominant factor in most human cancers and is rarely mutated, but rather its “gain of function” results from overexpression or gene amplification. Abnormal Myc activity is believed to play a substantial role in at least one out of every seven cancer deaths and is often a key factor in breast, lung, colon, hematologic, and other cancers. Recent work on Myc highlighted the unexpected roles in cancers of nominally non-Myc etiology, such as KRAS-driven lung cancer1, and also cellular resistance to PI3K inhibitors might be mediated by Myc activity2. However, potent and selective small molecule Myc inhibitors have been very difficult to identify due to the structural characteristics of the Myc molecule.

Sorrento was awarded a Phase 1 Small Business Technology Transfer Research (STTR) grant from the National Cancer Institute (NCI), a division of the National Institutes of Health (NIH), which will support the preclinical development of the Myc inhibitor, which interferes with the protein-protein interaction (PPI) between Myc and its obligatory dimerization partner, Max, preventing sequence-specific binding to DNA and subsequent initiation of oncogenic transformation. The principal investigator on the STTR grant is Sorrento’s Senior Director of Research and Development Dr. Gunnar F. Kaufmann, and the academic collaborator is Dr. Kim D. Janda at The Scripps Research Institute (TSRI), a world-renowned chemical biologist and expert in PPI inhibitors. Earlier this year, Sorrento obtained an exclusive license from TSRI to the Myc inhibitors, the scientific foundation for this program.

Dr. Peter K. Vogt, EVP, CSO, & Professor at TSRI, co-discoverer of the Myc, jun, PI3K, & src oncogenes, and Sorrento’s collaborator on this project noted that “Myc has also been called the ‘emperor of oncogenes’. Targeting Myc with a small molecule inhibitor has been a daunting challenge and has given rise to the current dogma that Myc is ‘undruggable’. Numerous studies have strengthened Myc’s candidacy as a promising cancer drug target and also suggest that Myc inhibition might be therapeutic in many or most cancer types, irrespective of the underlying driving oncogenic mechanism. This clearly enhances the significance and importance of this potential scientific breakthrough.” The scientific details of these Myc inhibitors will be published in a forthcoming manuscript submitted by Dr. Janda, Dr. Vogt and their TSRI colleagues.

[1]	Genes & Development. 2013;27(5):504-13
[2]	Nature Medicine. 2011;17(9):1116-20

“While Sorrento’s focus will remain on developing our clinical stage assets Cynviloq™ and resiniferatoxin (RTX) as quickly and efficiently as possible, government-sponsored research allows us to explore innovative anti-cancer strategies, such as this potentially first-in-class Myc inhibitor. Our academic collaborators at TSRI and Sorrento’s research team will perform the preclinical studies needed to bring this program to an inflection point. We are very grateful for NCI’s support of this exciting and potentially paradigm-shifting program,” said Henry Ji, Ph.D., President and CEO of Sorrento.

About Sorrento Therapeutics, Inc.

Sorrento is an oncology company developing new treatments for cancer and associated pain. Sorrento’s most advanced asset Cynviloq™, the next-generation paclitaxel, commenced its registrational trial in March 2014 and is being developed under the abbreviated 505(b)(2) regulatory pathway. Sorrento is also developing RTX, a non-opiate TRPV1 agonist currently in a Phase 1/2 study at the NIH to treat terminal cancer patients suffering from intractable pain. The Company has made significant advances in developing human monoclonal antibodies, complemented by a comprehensive and fully integrated antibody drug conjugate (ADC) platform that includes proprietary conjugation chemistries, linkers, and toxic payloads. Sorrento’s strategy is to enable a multi-pronged approach to combating cancer with small molecules, mono- and bispecific therapeutic antibodies, and ADCs.

More information is available at www.sorrentotherapeutics.com.

Forward-Looking Statements

This press release contains forward-looking statements under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995 and subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements include statements about commencing its Cynviloq registrational trial; and the advances made in developing human monoclonal antibodies, if any; and other matters that are described in Sorrento’s Annual Report on Form 10-K for the year ended December 31, 2013, and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, including the risk factors set forth in those filings. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release and we undertake no obligation to update any forward-looking statement in this press release except as required by law.

Acknowledgement of NIH Support

The project described above is supported by Award Number 1 R41 CA189600-01 from the NCI. The content herein is solely the responsibility of the authors and does not necessarily represent the official views of the NCI or the NIH.

Contact:

Mr. Amar Singh

EVP and Chief Business Officer

Sorrento Therapeutics

asingh@sorrentotherapeutics.com

T: 858-210-3719